QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

MoSys to Acquire ATMOS Corporation

        SUNNYVALE, CALIFORNIA—(June 12, 2002)—MoSys, Inc. (NASDAQ: MOSY), the industry's leading provider of high density System-on-a-Chip (SoC) embedded memory solutions, announced today that it has entered into an agreement to acquire ATMOS Corporation and that the board of directors of both companies have approved the transaction. ATMOS Corporation is a Canadian company that also offers embedded memory solutions for SoC applications. MoSys will pay approximately $10 million in cash together with an earn out arrangement of under $4 million for employee shareholders using MoSys stock. It is expected that the closing will occur in late June or early July of this year and will be subject to normal closing conditions. After the closing, MoSys anticipates hosting a conference call in which it will present a more detailed discussion of the acquisition and its implications. Details of the conference call will be announced later.

        Dr. Fu-Chieh Hsu, Chairman and CEO of MoSys stated, "ATMOS has an experienced embedded memory technology team and we are pleased they will further strengthen our engineering resource. In addition, ATMOS' expertise in memory compiler technology, will extend the range of our 1T-SRAM® embedded memory product offerings. This acquisition allows us to accelerate our planned engineering expansion, which will enable us to provide the best possible support to our expanding customer base."

About MoSys

        Founded in 1991, MoSys (NASDAQ: MOSY), develops, licenses and markets innovative memory technology for semiconductors. MoSys' patented 1T-SRAM®technology offers a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM technology results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technology also offers the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, this technology can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making it an ideal technology for embedding large memories in System on Chip (SoC) designs. 1T-SRAM technology is in volume production both in SoC products at MoSys' licensees as well as in MoSys' standalone memories. MoSys is headquartered at 1020 Stewart Drive, Sunnyvale, California 94085. More information is available on MoSys' Web site at www.mosys.com.

About ATMOS

        ATMOS is a semiconductor memory company that focuses on creating high-density embedded memory solutions for system-on-a-chip (SoC) applications. ATMOS offers silicon-proven memory cores to customers in the networking, wireless, graphics and imaging industries that require very large on-chip memory. ATMOS designs, tests, licenses and supports SoC-RAM(TM), a compiled, embedded memory architecture with flexibility, high density and high speed.

QuickLinks

  Exhibit 99.1